UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 31, 2008

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor

Foster City, California 94404

(650) 513-7000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement

On January 31, 2008, Equinix Singapore Pte. Ltd., Equinix Japan KK and Equinix Australia Pty Limited (together, the “Equinix Subsidiaries”), each a wholly owned subsidiary of Equinix, Inc. (“Equinix”), entered into an Amendment and Accession Agreement amending a multi-currency credit facility agreement with ABN AMRO Bank N.V as lender, facility agent, arranger and collateral agent (the “Amended Facility”). The Amendment and Accession Agreement adds Equinix Australia Pty Limited as a borrower under the Amended Facility and increases the Amended Facility from $40,000,000 to $68,000,000 in local currency equivalents.

The Amended Facility allows the Equinix Subsidiaries to borrow up to 23,000,000 Singapore dollars, 2,932,500,000 Japanese yen and 32,000,000 Australian dollars. The Amended Facility allows the Australian borrower, Equinix Australia Pty Limited, to draw funds during the first 12-month period until January 31, 2009 with repayment to occur in 12 equal quarterly installments over the remaining three years. The Amended Facility has a variable borrowing rate of 1.85% to 2.50% over the local borrowing rates and may be used by each of the Equinix Subsidiaries to fund capital expenditures on leasehold improvements, equipment, and other installation costs related to IBX expansion plans in Singapore, Tokyo and Sydney. The Amended Facility will continue to be guaranteed by Equinix and secured by the Equinix Subsidiaries’ Asia Pacific assets.

It is anticipated that drawings of various amounts under the Amended Facility will continue to occur periodically, and that up to the full amount of the Amended Facility will be borrowed over the next eight months, with respect to borrowings by Equinix Singapore Pte. Ltd and Equinix Japan KK, and over the next 12 months, with respect to Equinix Australia Pty Limited.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant

*	Please refer to the description of the Amended Facility disclosed in Item 1.01 above.

On February 4, 2008, Equinix France SAS, a wholly-owned subsidiary of Equinix, borrowed an additional 1,500,000 Euros (or approximately $2,222,000 as translated using effective exchange rates as of February 4, 2008) under its £82,000,000 Senior Facilities Agreement (the “Facilities Agreement”) dated June 29, 2007 with CIT Bank Limited, as arranger, CIT Capital Finance (UK) Limited, as administrative agent and security trustee and the Lenders (as defined therein). The Facilities Agreement is available to fund Equinix’s current and future operations in Europe. This brings the total borrowings under the Facilities Agreement to approximately 51,086,000 British pounds (or approximately $100,955,000 as translated using effective exchange rates as of February 4, 2008) at a blended interest rate of approximately 7.32%. The Facilities Agreement became an indirect obligation of Equinix as a result of its acquisition of IXEurope plc which closed on September 14, 2007.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On January 31, 2008, the Compensation Committee of the Board of Directors of Equinix, Inc. (“Equinix”) approved the 2008 Annual Cash Incentive Plan (the “2008 Plan”) for executive officers of Equinix for the fiscal year ending December 31, 2008.

Under the 2008 Plan, an annual target bonus amount has been assigned to each executive officer and may be modified from time to time thereafter. The annual target bonus amounts under the 2008 Plan range from 50-100% of each executive’s base salary, depending on the executive’s position. The actual annual bonus is determined on the basis of Equinix’s performance against an EBITDA goal, as set forth in the Board of Directors-approved operating plan, adjusted from time to time throughout the plan year. The EBITDA goal will exclude the impact of one-time events affecting the operating plan, such as expansion projects or acquisitions not contemplated in the operating plan. 100% of the 2008 Plan will be funded if the EBITDA target is met. For every 1% below operating plan for EBITDA, the bonus shall be reduced by 20%. No bonuses will be paid if either revenue or EBITDA is less than 95% of the operating plan target.

The Compensation Committee also approved an additional target bonus of 20% of base salary based on quarterly revenue targets for Peter Ferris, President, Equinix U.S.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: February 5, 2008	By:	/s/ KEITH D. TAYLOR
Keith D. Taylor
Chief Financial Officer